Sonaecom offers
premium value and cash
certainty today

PT offers uncertainty
and inferior value over
more than 2 years

IMPORTANT NOTICE

This document relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A.
(“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The
Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer
(the “Portuguese Prospectus”).  PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do
Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt.  The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com.
Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United
States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and
Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United
States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located
(collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information.  U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs
ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER
RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE
DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New
York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs.  Forward-looking statements are statements that are not historical facts.  These forward-looking statements may relate to, among other things:  management strategies; synergies and cost savings; future operations, products and services;
integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA;
and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company.  These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration;
litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,”
“expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions.  Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those
expressed in, or implied or projected by, the forward-looking information and statements.   You are cautioned not to put
undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-
looking information or statements.

PT's response is flawed and offers far less value
than Sonaecom's offer

Sonaecom’s offer fully reflects PT’s value

A significant premium to market analysts' fair values

A significant premium to trading comparables

A significant premium to transaction comparables

Payment of the bulk of the synergies¹

PT’s value case is based on inappropriate comparables and
selective adjustments

Inappropriate transaction peer group

Selective adjustments to Sonaecom’s offer multiple

PT’s proposed strategy offers meaningfully less value for
PT shareholders

Stretches out to 2008

Includes overvalued PTM paper

Subject to EGM and other conditions

With significant execution risks

If Sonaecom’s Offer fails, PT’s share price is likely to come under considerable pressure

Exists only because of the offer: who will make them deliver?

Sonaecom offers PT shareholders

A fair price which fully accounts for synergies

Certain value all in cash today

Sonaecom’s €9.5 cash offer is superior to PT’s promise of
possibly up to 45% of the offer over 2 years

1 Synergies assumed to be €1.5bn, based on the median of analysts' estimates

Sonaecom Offers Premium Value and
Cash Certainty Today

PT places its Own Interests before
Shareholder Value

Sonaecom’s offer is at a significant premium to
comparable Trading Multiples

PT claims:

PT’s calculation of Sonaecom’s offer multiple is inappropriate:

Excludes PTM ownership to depress Sonaecom’s offer multiple

Inappropriate since PT has exclusive control over PTM

PTM adjusted at 15.5x 07 EBITDA, a 69% premium to European cable peers

Assumes curtailment costs cease in 2008 when even the market does not

More than 74% of all brokers with curtailment cost projections expect them to continue as far as they see

Sonaecom treatment of curtailment costs above the EBITDA line is in accordance with IFRS

But the small print reveals:

EV/Adjusted 07 EBITDA per PT

The truth is:

EV/Adjusted 07 EBITDA1

Even despite 23% telco market increase highlighted by PT,
Sonaecom's offer is at a €2.4bn premium compared to
current telco peer trading multiples

1 Source: Sonaecom prospectus lodged January 12, 2007

Sonaecom’s offer is at a premium to comparable
Transaction Multiples

PT claims:

Enterprise value to Last
Twelve Months EBITDA

Telecom precedents selected are high-multiple mobile (Wind at 7.7x and Amena at blended 9.3x) and cable (Auna at blended 9.3x) transactions

But PT’s revenues are only 24% mobile and 10% cable vs. Wind (59%
mobile), Amena (100% mobile) and Auna cable (100% cable)

PT also has lower growth than Wind and Amena/Auna

The only true comparables are incumbents transactions: TDC (6.8x per PT) and
Cesky (6.4x per PT)

Average is 6.6x per PT's calculations

PT’s calculation of Sonaecom's offer multiple is flawed:

Uses outdated fiscal year 2005 Adjusted EBITDA, which PT admits has decreased 8.4% during 2006

Excludes PTM ownership to manipulate the real offer multiple lower, despite PT having exclusive control over PTM

Assumes zero future curtailment costs, despite reporting them in 9M06

But the small print reveals:

The truth is:

Enterprise value to Last
Twelve Months EBITDA1

Sonaecom’s offer is a €2.8bn premium to similar change of
control transactions

Telecom
precedents

Sonaecom’s
offer

Telecom
precedents

Sonaecom’s
offer

¹ Source: Sonaecom prospectus lodged January 12, 2007

Sonaecom’s offer is at a significant premium to
analysts’ fair target values

PT is totally silent on analyst valuations…

Market analysts’ fair values for PT (unaffected by the offer)¹

Sanford
Bernstein

13-Dec-06

Exane
BNP
Paribas
13-Dec-06

Millennium
BCP Inv

01-Dec-06

Deutsche
Bank

28-Nov-06

Banco

BPI

26-Sep-06

Lehman
Brothers

15-Sep-06

Sonaecom
offer

Median fair value per
share = €8.58

… because market analysts’ views on fair value are
primarily driven by DCF and yet meaningfully lower than
Sonaecom’s €9.5/share offer

¹ Source: Sonaecom prospectus lodged January 12, 2007

Do not be misled by PT’s selective analysis

PT says:

Sonaecom’s offer recognises full value for all PT’s assets
plus a premium

Equity value
at
Sonaecom
offer price

Cash of
PTC, TMN,
Instrumental
Companies
and PT
Parent Co.

Revised
synergy
value
announced
by
Sonaecom

Debt of
PTC, TMN,
Instrumental
Companies
and PT
Parent Co.

Net pension
liabilities
after tax

Adjusted
enterprise
value at
Sonaecom
offer price

PTC + TMN
value

Stake in
PTM

PT claims:
Implied equity
value ascribed
by Sonaecom to
Vivo and PT’s
international
businesses

PTC and TMN valued at 7.5x based on non-comparable mobile and cable multiples

Broker valuations for these assets is only €10.6bn

More conservative accounting assumptions suggest the pension liability could be far higher

PTM valued at a 69% premium to European cable trading multiples

Sonaecom is paying the bulk of the analyst-estimated synergies despite fully assuming the risk of achieving them1

But the small print reveals:

1 Synergies reference point is the public synergy estimate of €1.5bn, based on the median of analysts' estimates

2 In case more conservative assumptions regarding mortality tables and healthcare costs growth rate are verified, PT’s net pension liability would increase from the current €1.5bn (net of taxes) to €2.4bn (net of taxes). This would lead to an implied premium for PT of €2.2bn, instead of €1.1bn. Please see Appendix A (page 22) for additional information.

Equity
value at
Sonaecom
offer price

Cash of PTC,
TMN,
Instrumental
Companies
and PT Parent
Co.

Debt of PTC,
TMN,
Instrumental
Companies
and PT
Parent Co.

Net pension
liabilities after
tax

Adjusted
enterprise
value at
Sonaecom
offer price

PTC + TMN
@
comparable
multiple 6.7x
LTM EBITDA

PTM value
post-split
@
comparable
9.5x 07
EBITDA

Implied
premium
for PT

Vivo market
cap @
18/Jan/07

Broker
valuation of
Associates

The truth is:

Implied
premium for
PT

if conservative
pension
assumptions
are applied2

PT inaccurately claims a value transfer

PT claims:

But the truth is:

PT’s analysis is selective and inaccurate

Sonaecom
market cap
today

Sonaecom
market cap
6-Feb-06

Value of new
shares issued
in EdP/

Parpublica
roll-up

Implied value
uplift for
Sonaecom
shareholders

PT's equity value
at Sonaecom
offer price

(incl. €0.475
dividend)

PT market
cap 6-Feb-06

Implied value
uplift for PT
shareholders

Sonaecom is much smaller than PT so of course its price will increase more

But Sonaecom market cap is only up €0.8bn while the premium for PT is
€2.0bn

The market recognises that value is being split fairly between PT and Sonaecom shareholders

PT also ignores the value created through Sonaecom’s roll-up of the EdP and
Parpublica minorities to reach 100% ownership in Optimus in August 2006

Sonaecom’s share price since the Offer Announcement

More than
fair value
distribution

€ bn

PT has not explained how it will generate the required net income to sustain its proposed dividend policy when

PTM will be spun-off and will no longer contribute earnings or cash

PT will assume an additional €1.9bn debt for the extraordinary dividend

PTC will generate lower earnings when competing with PTM for the first time

PT income before taxes is already down 3.6% in 9M06 v. 9M05

PTM is trading at 15.5x 07 EBITDA vs. 9.1x for its European cable peers, and is likely to trade to peer levels post spin-off: will not be worth €1.6 per PT share

PT’s dividend yield argument is flawed

PT claims a 7.7% dividend yield

10

Don’t trust another capital return and vague promises of
future distributions

But this analysis is short-term focused and full of risks:

Sonaecom offer price

€

9.50

Minus proposed PTM spin off per share (at market)

(1.60)

Minus proposed extraordinary dividends per share

(1.75)

Equates

€6.15

Proposed annual ordinary dividend per share for 2006

-

2008

0.475

Implied dividend yield (%)

7.7%

PT's standalone strategy promises
Questionable Value over
more than 2 years

PT places its Own Interests before
Shareholder Value

If Sonaecom’s Offer fails,
PT’s share price is likely to come
Under Considerable Pressure

PT management is hiding its poor
financial performance

Domestic Adjusted EBITDA Consensus¹

2006E

0%

2007E

0%

2008E

-1%

PT Group performance is down considerably over the last
year, yet Sonaecom is still offering €9.5 per share

PT’s best argument is zero improvement on consensus estimates

2006E

-12%

2007E

-14%

2008E

-11%

PT Consolidated Adjusted EBITDA Consensus2,3

The truth is:

Expectations of PT Group are down considerably

PT Claims:

¹ Source: PT defence document dated January 12, 2007

² Source: Sonaecom prospectus lodged January 12, 2007

3 Adjusted EBITDA = EBITDA (median of recent market analysts’ estimates) + pension expense (for 2006 and 2007, based on figures disclosed by PT’s CFO and for 2008 based on the median of recent market analysts’ estimates) – curtailment costs (median of recent market analysts’ estimates). For additional information, please refer to Appendix A (page 23) and Appendix B.

Despite PT’s claims, it has not delivered
on guidance

PT’s management has a track record

of poor execution

2006

A

djusted EBITDA

guidance

The truth

Fixed

Flat vs “normalized”

2005

“EBITDA

decreased by 2.6%

y.o.y, after adjusting for the

provision reversal relating to

Angola Telecom and excluding

the negative impact of lower

interconnection”

PT 9M06 results

Mobile

(2%)

–

(3%)

Down

2.9%

9M06

v.

9M05:

only

just meeting guidance

PTM

5

%

–

10

%

+

10

.2

%

9M06

v.

9M05:

meets

guidance

,

but PTM stake

is

small:

only

16%

of PT’s

market

cap

Vivo

“Low to double digit

[growth] ... 10% plus”

Down 24.7%

in

local currency

9M06 v. 9M05

PT’s strategy fails to acknowledge reality

Sonaecom offers a fair and certain value today compared
to PT’s risky strategy and questionable track record

14

Portugal Telecom said in its

response

But the truth is:

Fixed

Committed to the networks’

separation through the spin

-

off

of

PTM

Segregation of PT Wholesale

(“PT Rede Aberta”)

Paving the way for triple play offer in

Portugal

Continue to implement cost

control

measures

PT’s current value does not reflect the

resulting competition of PTC vs. PTM

Segregation of PT Wholesale could

take years to

execute, and value is

uncertain

Sonaecom already offering triple play

since

October 2005

; PT can only

copy poorl

y

Opex down €32mm, but PTC+TMN

revenue down €129mm

Mobile

Convergent fixed

-

mobile offering:

launch of Casa T

Commitment to accelerated

deployment of 3G services and

adoption of new technologies (WiFi,

WiMax, HSDPA)

Sonaecom already offering Optimu

s

Home since

November

2004

Value of 3G still not proven

Increasing market share: recent gains

in corporate and youth segments

Availability to consider network

sharing and outsourcing of operations

should result in operational savings

TMN has lost 2pp in

market share

since 9M05

Where is the strategy to achieve this?

International

Retain focus on Brazil and Africa

So far, Vivo value “creation” has

s

een

market

share

drop from 39% to 29

%

in 2 years, and billions of Euro

s

of

value destroyed

Delive

r on Vivo value creation,

operating performance enhancement

Vivo CDMA network abandoned in

2006 and GSM strategy only just

starting

Crystallization of value of African

assets

How? African investments are

minority unlisted stakes subject to

limiting share

holder agreements

Selectively consider value

-

creating

opportunities to complement portfolio

in “natural” geographies

Clearly defined international

partnerships

PT already has 36 million

international mobile subscribers

Vivo was the last time PT considered

a

“

meaningful value creation

opportunity

”

The TEF partnership for Vivo has only

destroyed value

But subscribers from fully controlled

PT companies are only 0.2mm

Sonaecom’s offer is 100% cash today

Of the “Ordinary dividends”, €0.475 has already been paid, and €0.9 will be received over the next two years

Special dividend not for 6–12 months

Shareholders to receive overvalued PTM shares that trade at a 69% premium to European cable peers and do not account for PTC/PTM resulting competition

Defence plan subject to EGM approval where certain shareholders can veto

But the small print reveals:

PT talk about shareholder remuneration:

Per PT
share (€)

€1.4

€1.8

€1.6

€4.8

PT claims 50% remuneration when only 45% is to come:
even this is based on an uncertain strategy over two years

2006-2008 Total Shareholder Remuneration (€bn except per share data)

Per PT
share (€)

€1.0

€1.8

€1.6

€4.3

The truth is:

% of €9.5

10%

18%

17%

45%

15%

18%

17%

50%

% of €9.5

Overvalued?

Despite a number of negative factors,
Sonaecom’s offer remains unchanged at €9.5

Sonaecom’s offer was fair before but with PT's
disappointing 2006 performance is even more
attractive today

Pension

liability

may

be higher

Value of liability could be

€0.9bn more

(after

-

tax)

using alternative

assumptions

PT has

performed

poorly in

2006

EBITDA down 5.6% 9M06 v

s

. 9M05

EBIT down 19.8% 9M06 v

s

. 9M05

Net income has improved compared to

9M05 only

because of one

-

off tax items

PT outlook

has

worsened

2006

-

08 consensus adjusted EBITDA

projections

have declined

by at least 11% since Sonaecom’s

offer

PT paid a

higher

dividend

Sonaecom offered €9.5 based on PT’s then

-

planned

€0.385 dividend

By paying €0.475 dividend PT shareholders are

receiving €0.09 more

i.e. €9.59

Sonaecom Offers Premium Value
and Cash Certainty Today

PT's standalone Strategy promises
Questionable Value over
more than 2 years

If Sonaecom’s Offer fails,
PT’s share price is likely to come
Under Considerable Pressure

Appendix A – Sources and uses

Bases of Calculation and Sources of Information

Synergies reference point is €1.5bn, based on the median of analysts' estimates (research reports used: Millenniun BCP Inv. (01/Dec/2006) and BPI (26/Sept/2006))

Peer cable European trading multiples figure is 9.1x 2007E EBITDA, being the median of the multiples of NTL (adjusted to remove the impact of the non-cable businesses Sit-Up and Flextech),
Liberty Global and Telenet. Equity values used to calculate EVs are based on closing prices of
PTMultimedia and the comparable companies on January 18, 2007. Comparable companies’
multiples were calculated using exactly the same methodology as for PT when calculating their
EBITDA and Enterprise Values.

PTMultimedia trading multiple is based on the median of market analysts’ estimates of major investment banks published after the release of PT's 2006 third quarter results. The research reports used were the following: Ixis 10/Nov/06, Bernstein 13/Dec/06, Deutsche Bank 28/Nov/06 and
Millennium BCP 27/Dec/06.  The median PTMultimedia 2007 EBITDA based on these reports is
€222mm.  The following table shows the calculation of the current Enterprise Value of PTMultimedia:

The research reports used to determine market view of PT’s curtailment costs were the following:
Millennium BCP 1/Dec/06, Bear Sterns 20/Nov/06, Ixis 10/Nov/06 and Bernstein Research
13/Dec/06. Of these four market analysts, only Millennium BCP projects a year with zero curtailment costs in its published projections.

Calculation of telecom peers and Sonaecom’s implied offer trading multiples based on the following analysis:

EV (Enterprise Value) = Equity Value + Net Debt + Unfunded Pension Liability after tax + Minority
Interests – Associates.

Equity Value = n° of outstanding shares (n° of company shares - n° of treasury shares) x  price per share

Adjusted EBITDA = EBITDA (Operating Income Earnings Before Interest, Tax, Depreciation,
Amortization, Pension expense and after curtailment costs where disclosed by market analysts).

EBITDA has been adjusted for the Pension expense in order for the multiples to be consistent, as the present value of the unfunded pension liability is already considered in the EV.

The curtailment costs adjustment is especially important in the case of PT, because of the recurrent nature of this item in PT (included in the last four years accounts) and due to the fact that most comparable companies (except Deutsche Telekom) do not refer to curtailment costs.

Bases of Calculation and Sources of Information (cont’d)

Page 5 (cont’d)

The EV used to calculate the multiples implied in the offered consideration, was €17,172mm, calculated as described below:

(+) PT’s Equity Value: €10,528mm (€9.5 per share * 1,108mm of shares, excluding 20,6mm of shares held through equity swap agreements, under the share buyback program approved in PT’s
General Shareholders Meeting, in April, 2005 (Source: PT’s 3Q06 Earnings Announcement).

(+) Net debt: €4,108mm (Source: 3Q06 PT’s Earnings Announcement)

(+) Unfunded Pension Liability: €1,468mm (Source: PT’s 3Q06 Earnings Announcement; €2,025mm
after 27.5% of corporate tax).

(+) PTMultimedia Minority interests: €1,246mm (42% of PTMultimedia’ equity value, based on company’s closing price on 27 December 2006).

(+)  Vivo Minority Interests of: €903mm (portion of Vivo’s equity value, based on the company’s closing price on 27 December 2006). Note that Vivo is 50% consolidated but PT’s economic interest in Vivo is only 31.38%, thus the difference between 50% and 31.38% should be considered as minority interests.

(-) Associates: €1,082mm (median of the four market analysts that disclosed their estimates for PT’s
Associates after the release of PT's third quarter 2006 results: BPI, Deutsche Bank, Millennium BCP
Inv. and Beirnstein).

PT's consolidated financials used to calculate the multiples were based on the median of market analysts’ estimates of major investment banks published after the release of PT's 2006 third quarter results. The research reports used were the following: Bernstein (13/Dec/06), Millennium bcp
Investimento (1/Dec/06), Deutsche Bank (28/Nov/2006), Bear Sterns (20/Nov/06), Ahorro
Corporación (10/Nov/06) and Ixis (10/Nov/06). For the referred period, the only available analyst estimates not considered were Banif Inv. and Lisbon Brokers.

The estimates used for PT’s pension expense adjustment (€64mm in 2006 and €50mm in 2007) are based on the figures disclosed by PT's Chief Financial Officer ("CFO") on the 3Q06 earnings analysts’ conference held on November 9, 2006. In 2008, the €40mm pension expense estimate was based in the median of three market analysts.

Detailed calculations of PT’s Adjusted EBITDA, Capex and Adjusted EPS 2006 to 2008 estimates, used in the calculation of the multiples implied offered consideration for PT, are contained in
Appendix B.

The comparable multiples are based on the median of the multiples of Telefónica, Deutsche
Telekom, France Telecom, Telecom Itália, Swisscom, Telenor, Belgacom and OTE.

Equity values used to calculate EVs are based on closing prices of the comparable companies on
December 27, 2006. Net Debt and Unfunded Pension Liabilities were based on the last interim results published by the comparable companies (usually the third quarter of 2006).

The median of market analysts’ estimates per major investment banks published after the release of the respective third quarter earnings, were used to calculate the unlisted minority interests, unlisted
Associates, Adjusted EBITDA, Capex and Adjusted EPS of the comparable companies. Comparable companies’ multiples were calculated using exactly the same methodology, described above for PT, when calculating their Adjusted EBITDA, Operating Cash Flow and Capex. Particularly, the unfunded pension liability adjustment to EV was made in the case of Deutsche Telekom, France Telecom,
Telecom Italia, Swisscom, Telenor, Belgacom and OTE (companies which also have unfunded pension liabilities). The curtailment costs adjustment to EBITDA is also done in the case of comparable companies where analysts publish estimates.

Bases of Calculation and Sources of Information (cont’d)

Page 5 (cont’d)

Calculation of premium of €2.4bn is based on 1.1x premium to Adjusted 07 EBITDA, where PT’s
Adjusted 07 EBITDA is €2,194mm as shown in the Sonaecom prospectus dated January 12, 2007

PT revenue figures of 24% mobile and 10% cable are for the 9 months ended September 30, 2006 and exclude the negative ‘Other and eliminations’ revenue.  Wind transaction is referred to as 59%
mobile based on €2,747mm mobile revenues of a total of €4,663mm for the 12 months ended
September 30, 2005 per the Wind Acquisition Finance S.A. Offering Memorandum dated February
15, 2006.  Auna Group is referred to as 73% mobile/ 27% cable based on Amena revenues of
€3,234mm and Auna revenues of €1,182mm for the 12 months ended December 31, 2004 per the
Grupo Auna 2004 Annual Report.

Nine months 2005 Wind Acquisition Finance S.A. adjusted EBITDA increased by 20%, from €919mm for the nine months ended September 30, 2004 to €1,099mm for the nine months ended September
30, 2005, as per the Wind Acquisition Finance S.A. Offering Memorandum dated February 15, 2006.
12 months 2004 Grupo Auna EBITDA increased by 24%, from €923mm for the 12 months ended
December 31, 2003, to €1,140mm for the 12 months ended December 31, 2004, as per Grupo Auna
2004 Annual Report. Nine months 2006 PT adjusted EBITDA decreased by 3%, from €1,785mm for the nine months ended September 30, 2006, to €1,738mm for the nine months ended September 30,
2005, as per PT First Nine Months 2006 Earnings Release dated November 9, 2006.

Most comparable transaction multiples considered to be: acquisition of TDC by NTC announced on
March 2000 (multiple of 7.1x EV/LTM Adjusted EBITDA) and acquisition of Cesky Telecom by
Telefonica announced on March 2005 (multiple of 6.3x EV/LTM Adjusted EBITDA). These transactions are the most comparable to PT as they are incumbent telecommunications companies with similar: business mix (fixed, mobile, broadband and in the case of TDC, cable), market share and tax environment.

LTM refers to Last Twelve Months EBITDA prior to announcement date. TDC/NTC implied transaction multiple is pro forma for the previously announced sale of the TDC Directories business.

Latest publicly filed target company reports used to calculate the Adjusted EBITDA. TDC’s EBITDA was adjusted for DKK 637mm of curtailment costs in the LTM before the announcement. TDC did not report any material unfunded pension liability or pension expenses. Cesky Telecom did not report any material unfunded pension liability, pension expense or curtailment costs below its EBITDA line. EV was calculated using offer documents to calculate transaction price, and latest publicly filed target company reports to calculate net debt and number of shares of the target.

Calculation of 8.4% decline in Adjusted EBITDA is based on PT definition of Adjusted EBITDA set out in PT’s defence document dated January 12, 2007. 2005 PT Adjusted EBITDA is €2,278.7mm and
2006E PT Adjusted EBITDA is €2,087mm.

PT curtailment costs or ‘Work force reduction programme costs’ for the 9 months ended September
30, 2006 were €96.1mm.

Calculation of premium of €2.8bn is based on 1.3x premium to Adjusted 06 EBITDA, where PT’s
Adjusted 06 EBITDA is €2,145mm as shown in the Sonaecom prospectus dated January 12, 2007

Bases of Calculation and Sources of Information (cont’d)

Source: International and Portuguese major investment banks published research reports that have disclosed its fair sum-of-the-parts valuation for PT, unaffected by the Offers (excluding only the
Lisbon Brokers and Banif Inv estimates for the considered period). Brokers fair value targets refer to end of 2007, expect for Sanford Bernstein, Exane BNP Paribas, BPI and Lehman Brothers.

Broker valuation of PTC and TMN of €10.6bn is based on the sum of the median PTC valuation and the median TMN valuations cited in International and Portuguese major investment banks published research reports that have disclosed fair sum-of-the-parts valuations for PT, unaffected by the Offers
(excluding only the Lisbon Brokers and Banif Inv estimates for the considered period). The research reports used were the following: Sanford Bernstein 13/Dec/06, Exane BNP Paribas 13/Dec/06,
Millennium BCP Inv. 01/Dec/06, Deutsche Bank 28/Nov/06, and Lehman Brothers 15/Sept/06.

Sonaecom reserve the right to consider PT’s reported unfunded pension liability assumptions as optimistic. By applying different assumptions, Sonaecom believe that different conclusions, still acceptable from an accounting perspective, could be reached. However, this does not question the accounting accuracy of PT's financial accounts. More specifically:

- The application of a different mortality table from PT management’s current assumptions, potentially more adequate to the life expectancy of the Portuguese population (for example, the Spanish tables produced on year 2000 - PERM2000) could increase the Unfunded Pension Liabilities (gross of tax)
by approximately €920mm.

- An increase in the long-term annual growth rate of healthcare costs to 4.5% could imply an increase of approximately €90mm in the Unfunded Pension Liabilities (gross of tax).

- PT's decision to increase the discount rate from 4.5% to 5.0% in June 2006, places PT at the top of the Portuguese and International market references. The decrease in long-term yields since June
2006 until the present date makes this assumption even more questionable. According to PT's June
2006 accounts, the increase of the discount rate from 4.5% to 5.0% led to a reduction of €312mm in the Unfunded Pension Liabilities (gross of tax) which should be disregarded.

The total impact of applying different and acceptable assumptions to the calculation of PT’s unfunded pension liability, as mentioned above, increases the value from the September 30, 2006 PT reported unfunded pension liability (net of tax) of €1.5bn, to €2.4bn (net of tax).

PTMultimedia value considerations are outlined in the note to Page 5.

PTC and TMN valued at €10.2bn based on a transaction multiple valuation.  EBITDA is based on the
PT definition of Adjusted LTM EBITDA for PTC and TMN (being €1,036mm and €659mm respectively, as per PT’s defence document dated January 12, 2007).  This is adjusted by curtailment costs of PT Group for the 12 months ended September 30, 2006 of €173mm to reach an Adjusted
LTM EBITDA for PTC and TMN of €1,522mm.  This is then multiplied by 6.7x, being the median
EV/LTM Adjusted EBITDA transaction multiple of the TDC and Cesky transactions (see note to Page
6 for additional detail).

Bases of Calculation and Sources of Information (cont’d)

Page 8 (cont'd)

PTMultimedia value of €1.1bn post-split is calculated based on median PTMultimedia 2007E EBITDA of €222mm multiplied by an indicative premium valuation multiple of 9.5x (which is a premium to the
European cable peers which trade at 9.1x 2007E EBITDA (see note to Page 5 for detail).  This is adjusted by net debt, minorities and associates as indicated in the note to Page 5, and using the PT stake in PTMultimedia of 58.43% (source: PT third quarter 2006 results) to calculate the implied
PTMultimedia value.

Current Vivo market capitalization attributable to PT of €1.8bn as of January 18, 2007. Source:
Datastream.

Synergies reference point is described in the note to Page 3.

Sonaecom market cap today is based on Datastream share price as of January 18, 2006, multiplied by 366 mm n° of outstanding shares (after capital increases, announced in filings on July 28, 2006 and August 14, 2006).

Sonaecom market cap pre-offer based on Sonaecom share price of €3.53 per Sonaecom share multiplied by 297 mm n° of outstanding shares taken from Datastream.

Value of new securities issued in the August 2006 roll-up of the EdP and Parpublica minorities based on the share price of €4.50 per share on July 27, 2006 (being the date prior to the announcement of the roll-up of the Parpublica minorities) multiplied by the number of shares issued to both EdP and
Parpublica, being 70 mm shares in total.

Sonaecom offer price based on €9.50 per share offer added to the  €0.475 per share dividend declared on May 3, 2006. The sum of these is then multiplied by 1,108mm n° of outstanding shares
(after treasury shares).

PT market cap on February 6, 2006 is based on PT share price of €8.18 per PT share multiplied by
1,108mm n° of outstanding shares (after treasury shares).

PT income before taxes is based on PT’s third quarter 2006 results announcement, which notes that
Income Before Income Taxes is €540.3 for 9M06 and €560.6mm for 9M05.

PTMultimedia value considerations are outlined in the note to Page 5.

Details regarding the calculation of PT Consolidated Adjusted EBITDA Consensus are contained in
Appendix B.

Bases of Calculation and Sources of Information (cont’d)

2006 Adjusted EBITDA guidance for Fixed, Mobile and PTMultimedia is as per PT’s defence document dated January 12, 2007. 2006 Adjusted EBITDA guidance for Vivo is per Thomson Street
Events Transcript of PT’s Full Year 2005 Earnings Conference Call on March 6, 2006.

Figures referring to PT’s 9M06 performance are derived from PT’s third quarter 2006 results announcement.

Market capitalizations of PT and PTMultimedia are as at January 18, 2007 and assume PT stake in
PTMultimedia of 58.43%.  Source: Datastream.

PT considerations based on PT’s defence document released January 12, 2007.

Opex reduction of €32mm is per PT’s defence document released January 12, 2007.  Calculation of reduction in PTC and TMN revenue is for the same period 9M06 v. 9M05 per PT’s third quarter 2006 results presentation dated November 9, 2006 (being €1,447mm + €1,055mm for PTC and TMN respectively in 9M06; and €1,550mm and €1,081mm for 9M06).

TMN market share based on recent Anacom communications for the last year.

Vivo market share based on Anatel communications for the last year, which note that Mar-05 market share was 39% and Dec-06 market share was 29%. Statement of value destruction in Vivo is based on PT’s investments into the Brazilian wireless market, including (a) €1.8bn invested in the original
Telebras auction in Jul-98; (b) €0.4bn capitalisation of SPTH plus CRT Cellular share capital increase in mid-99; (c) €1.2bn TCP tender offer by PT in Mar-00; (d) €0.7bn participation in TCP rights issue in
Oct-00; (e) €0.4bn SPTH capital increase in Sep-00; (e) €0.6bn PT participation in TCP share increase in Sep-02.  This is reduced by withdrawals of value including: (i) €0.2bn sale of 5% TCP to
TEF in Oct-02; (ii) €0.1bn payment by TEF to PT as part of the TEF/PT asset swap in Nov-00; and
recognising (iii) the current market cap of Vivo of €1.8bn.

Number of subscribers based on information provided by PT in its first half 2006 announcement in terms of companies fully controlled by the company.

PTMultimedia value considerations are outlined in the note to Page 5.

Calculation of ordinary dividends remaining of €1.0/share or €1.1bn is based on two years of dividends at €0.475 per share, assuming 1,108mm n° of outstanding shares (after treasury shares).

Refer to notes regarding Page 8. Alternative view on pension liability could add €1.3bn (gross of tax)
to the pension liability. After 27.5% adjustment for tax, this equals €0.9bn net of tax.

Appendix B – Detail of PT’s Adjusted
EBITDA, Capex and Adjusted EPS
2006 to 2008 estimates, used in the
calculation of the multiples implied
in the offered consideration for PT

A. Analysts’ EBITDA Estimates for PT

1. Estimated EBITDA on February 2006  (€million)

Analyst

Date

2006E

2007E

2008E

Deutsche Bank

6/Feb/06

2 288

2 554

2 652

Citigroup

12/Jan/06

2 398

2 588

2 704

Espirito Santo

20/Dec/05

2 269

2 316

2 348

ABN

19/Dec/05

2 356

2 411

2 477

JPMorgan

05/Dec/05

2 374

2 466

2 494

Bear Stearns

11/Nov/05

2 357

2 464

2 566

Banco Millennium BCP Investment

07/Oct/05

2 252

2 288

2 321

Median

2 356

2 464

2 494

2. Estimated EBITDA on December 2006 (€million)

Analyst

Date

2006E

2007E

2008E

Bernstein Research

13/Dec/06

2 171

2 206

2 252

Banco Millennium BCP Investment

1/Dec/06

2 225

2 232

2 362

Deutsche Bank

28/Nov/06

2 235

2 288

2 335

Bear Sterns

20/Nov/06

2 281

2 355

2 391

Ahorro Corporacion

10/Nov/06

2 353

2 401

2 491

Ixis

10/Nov/06

2 175

2 302

2 414

Median

2 230

2 295

2 377

B. Analyst's Curtailment Costs Estimates for PT

1. Curtailment costs estimates on February 2006 (€million)

Analyst

Date

2006E

2007E

2008E

Deutsche Bank

6/Feb/06

60

46

46

Citigroup

12/Jan/06

138

110

110

JPMorgan

05/Dec/05

83

0

0

Bear Stearns

11/Nov/05

54

45

45

Median

72

46

46

2. Curtailment costs estimates on December 2006 (€million)

Analyst

Date

2006E

2007E

2008E

Banco Millennium BCP Investment

01/Dec/06

133

196

235

Bear Sterns

20/Nov/06

179

102

91

Ixis

10/Nov/06

165

125

125

Bernstein Research

13/Dec/06

125

178

78

Median

149

152

108